EXHIBIT 10.24

GENUINE PARTS COMPANY
2004 ANNUAL INCENTIVE BONUS PLAN

ARTICLE 1
ESTABLISHMENT OF PLAN

     1.1 BACKGROUND OF PLAN. Genuine Parts Company hereby establishes, effective as of January 1, 2004, an annual incentive bonus plan for its executive officers known as the Genuine Parts Company 2004 Annual Incentive Bonus Plan. The Plan was adopted by the Board of Directors on February 16, 2004 and approved by the shareholders of the Company on April 19, 2004. It is a replacement for the former Genuine Parts Company Annual Incentive Bonus Plan, which expired on December 31, 2003.

     1.2 PURPOSE. The purpose of the Plan is to provide for the payment of annual monetary awards to each participant equal to a percentage of such participant’s base salary based upon the achievement by the Company of certain performance goals. The Plan is intended to preserve the Company’s federal income tax deduction for annual bonus payments under the Plan during the years 2004 to 2008 by meeting the requirements for performance-based compensation under Section 162(m) of the Code.

ARTICLE 2
DEFINITIONS

     2.1 DEFINITIONS. Certain terms of the Plan have defined meanings set forth in this Article and which shall govern unless the context in which they are used clearly indicates that some other meaning is intended.

     Beneficiary. Any person or persons designated by a Participant, in accordance with procedures established by the Committee, to receive benefits hereunder in the event of the Participant’s death. If any Participant shall fail to designate a Beneficiary or shall designate a Beneficiary who shall fail to survive the Participant, the Beneficiary shall be the Participant’s surviving spouse, or, if none, the Participant’s surviving descendants (who shall take per stirpes) and if there are no surviving descendants, the Beneficiary shall be the Participant’s estate.

     Board. The Board of Directors of the Company.

     Code. The Internal Revenue Code of 1986, as amended from time to time.

     Committee. The Compensation, Nominating and Governance Committee of the Board.

     Company. Genuine Parts Company, a Georgia corporation, and its corporate successors.

     Disability. Any illness or other physical or mental condition of a Participant that renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Committee, is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition. The effective date of a Participant’s Disability shall be as determined by the Committee and communicated to the Participant in writing.

     Incentive Bonus. Has the meaning described in Section 5.1.

     Participant. An employee of the Company or its Subsidiaries selected by the Committee to participate in the Plan for any Plan Year.

     Performance Criteria. The performance criteria listed in Section 5.2 from among which the Committee may set Performance Goals in each Plan Year.

     Performance Goals. The performance goals established each Plan Year by the Committee from among the Performance Criteria listed in Section 5.2.

     Plan. The Genuine Parts Company 2004 Annual Incentive Bonus Plan as set forth in this document together with any subsequent amendments hereto.

     Plan Year. The calendar year.

     Retirement. A Participant’s termination of employment with the Company or a Subsidiary after attaining any normal or early retirement age specified in any pension, profit sharing or other retirement program sponsored by the Company, or, in the event of the inapplicability thereof with respect to the person in question, as determined by the Committee in its judgment.

     Subsidiary. Any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

     Target Bonus. Has the meaning described in Section 5.3.

ARTICLE 3
ADMINISTRATION

     3.1 COMMITTEE. The Plan shall be administered by the Committee.

     3.2 AUTHORITY OF COMMITTEE. The Committee has the exclusive power, authority and discretion to:

(a) Designate Participants;

(b) Establish Performance Goals and weightings for difference Performance Goals;

(c) Establish target Incentive Bonuses for Participants;

(d) Determine whether Performance Goals were achieved in a given Plan Year;

(e) Reduce any Incentive Bonus, regardless of the achievement of Performance Goals;

(f) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and

(g) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; and

(h) Amend the Plan as provided herein.

     3.3. DECISIONS BINDING. The Committee’s interpretation of the Plan and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 4
ELIGIBILITY

     4.1. GENERAL. Those employees of the Company or a Subsidiary selected to participate in the Plan by the Committee. Participation in one Plan Year does not guarantee participation in a following Plan Year. The Committee will notify Participants of their eligibility to participate, and the terms thereof, in writing.

     4.2. PARTIAL YEAR PARTICIPATION. When employees are chosen for participation after the beginning of a Plan Year, the Committee may prorate their Incentive Bonus amounts based on the number of days they participated in the Plan during the Plan Year.

     4.3. DEMOTIONS. If a Participant is demoted during the Plan Year, the Committee will determine whether Plan participation ends at that time, or is continued, perhaps at a reduced level. If participation ends, incentives earned during the time of participation will be prorated for the Plan Year, if the Participant is still an employee at the time Incentive Bonuses are made.

ARTICLE 5
OPERATION OF THE PLAN

     5.1 PLAN STRUCTURE. Each Participant shall be eligible to receive an Incentive Bonus in connection with a particular Plan Year if the Company (or, for certain Participants, one or more Subsidiaries or divisions of the Company) meets or exceeds certain Performance Goals set every year by the Committee.

     5.2 ESTABLISHMENT OF PERFORMANCE GOALS. Not later than ninety (90) days after the commencement of any Plan Year (or such other date as may be permitted or required by Section 162(m) of the Code), the Committee will set in writing Performance Goals for such Plan Year based upon one or more of the following performance criteria:

(a) the achievement by the Company (or one or more Subsidiaries or divisions of the Company) of a specified target return, or target growth in return, on equity or assets,

(b) the Company’s stock price,

(c) the achievement by the Company (or one or more Subsidiaries or divisions of the Company) of a specified target, or target growth in, revenues, net income (which may be on a pre-tax or after-tax basis) or earnings per share,

(d) the achievement of objectively determinable goals with respect to service or product delivery, service or product quality, sales, inventory management, customer satisfaction, meeting budgets and/or retention of employees, or

(e) any combination of the criteria set forth in (a) through (d) above.

     5.3. ESTABLISHMENT OF INCENTIVE BONUS TARGETS. At the time the Committee sets the Performance Goals for a particular Plan Year, it shall also set in writing the percentages of each Participant’s base salary that will be awarded to the Participant if the established Performance Goals are achieved (the “Target Bonus”). The basis for the Target Bonus amount will be competitive practice, as determined by the Committee. The Target Bonus percent will be communicated in writing to each Participant at the beginning of the performance period.

     The Committee may, but is not required to, establish the weightings for each Participant for performance within any category of the Performance Goals. If established, the weightings would be expressed as a percent of the Target Bonus that can be earned by the Participant from performance in each category.

     5.4 PERCENT OF TARGET EARNED. At the beginning of each Plan Year, the Committee may, but is not required to, identify the percents of Target Bonus that will be earned at various performance levels. For example, the Committee may establish separately for each category of performance (e.g., net income, earnings per share, return on assets, etc.) a level of “Expected,” “Threshold,” and “Outstanding” performance, and provide that a percent of Target Bonus will correspond to each level of performance, such as:

                    Outstanding: 150%
                    Expected: 100%
                    Threshold: 50%
                    Below Threshold: 0%

     5.5 ACHIEVEMENT OF PERFORMANCE GOALS. The determination of whether Performance Goals have been met shall (i) to the extent applicable, be based on financial results reflected in the Company’s audited financial statements prepared in accordance with generally accepted accounting principles and reported upon by the Company’s independent accountants and (ii) be objective, so that a third party having knowledge of the relevant facts could determine whether such Performance Goals are met. Notwithstanding the foregoing, the Committee may adjust any Performance Goals during or after the performance period to mitigate the unbudgeted impact of unusual or non-recurring gains and losses, accounting changes, acquisitions, divestitures or “extraordinary items” within the meaning of generally accepted accounting principles and that were not f oreseen at the time such Performance Goals were established.

     5.6 PAYOUT FORM AND TIMING. Incentive Bonuses will be made as soon as possible after the audited results for the Company are available for the Plan Year. Notwithstanding the above, the Committee may, in its discretion, reduce the amount of an Incentive Bonus otherwise payable to one or more Participants under the Plan.

     5.7. ANNUAL LIMIT. In no event shall any Participant receive bonus payments under the Plan in connection with any one Plan Year which exceed $2,000,000.

     5.8 DEATH, DISABILITY AND RETIREMENT. In the event of a Participant’s termination of employment by reason of death, Disability or Retirement, a prorata Incentive Bonus will be made, based on the number of days in the Plan Year preceding the date of termination. Performance criteria will be based on full-year performance. Incentive Bonuses in these situations will be calculated and paid after the end of the Plan Year, the same as for other Participants. Amounts paid on behalf of a deceased Participant will be paid to the Participant’s Beneficiary.

     5.9 OTHER TERMINATIONS OF EMPLOYMENT. In the event of a termination of employment other than by reason of death, Disability or Retirement, the Participant will forfeit any right to an Incentive Bonus for the Plan Year in which the termination of employment occurs. For terminations after a Plan Year, but before payout from the Plan for such Plan Year, payout will be made as though the termination had not occurred. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment shall not occur in a circumstance in which a Participant transfers from the Company to one of its Subsidiaries, transfers from a Subsidiary to the Company, or transfers from one Subsidiary to another Subsidiary.

ARTICLE 6
AMENDMENT, MODIFICATION AND TERMINATION

     6.1. AMENDMENT, MODIFICATION AND TERMINATION . The Committee may, at any time and from time to time, amend, modify or terminate the Plan; provided, however, that (i) no such amendment may, without the approval of the shareholders of the Company, change the material terms of the Performance Goals or Performance Criteria or effect such other change that would cause the loss of any tax deduction to the Company under Code Section 162(m) absent shareholder approval. The Committee may condition any other amendment or modification on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

     6.2 TERMINATION AFTER OR DURING A PLAN YEAR. Termination of the Plan after a Plan Year but before Incentive Bonuses are made will not reduce Participants’ rights to receive Incentive Bonuses. Termination or amendment of the Plan during a Plan Year may be retroactive to the beginning of the Plan Year, at the discretion of the Committee. If any amendment or termination occurs during the Plan Year, the Committee shall determine when and to what extent awards, if any, shall be paid for the portion of the Plan Year preceding the amendment or termination.

ARTICLE 7
GENERAL PROVISIONS

     7.1. NO RIGHT TO PARTICIPATE. No officer or employee shall have any right to be selected to participate in the Plan in any Plan Year.

     7.2. NO RIGHT TO EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

     7.3. WITHHOLDING. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan.

     7.4. UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to the Plan, nothing contained in the Plan shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

     7.5. INDEMNIFICATION. To the extent allowable under applicable law, each member of the Committee shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such person in satisfaction of judgment in such action, suit, or proceeding against him provided he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

     7.6. EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

     7.7. TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

     7.8. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     7.9. GOVERNING LAW. To the extent not governed by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Georgia.

     The foregoing is hereby acknowledged as being the Genuine Parts Company 2004 Annual Incentive Bonus Plan as adopted by the Board on February 16, 2004 and approved by the shareholders of the Company on April 19, 2004.

GENUINE PARTS COMPANY

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